EXHIBIT 99.1
PRESS RELEASE

South Sea Energy Announces Acquisition and Appointment of Board Member

South Sea Energy Corp. (OTCBB: SSGY) ("South Sea" or the "Company") wishes to announce that it has entered into an agreement to acquire the rights to the South Glenrock "C" oil field located in the Powder River Basin, Wyoming. Upon closing, South Sea will have a 99.5 % working interest, together with a 78% Net Royalty Interest in South Glenrock "C" field. The prospect is located in Converse County, southeast of Casper and is analogous, from a geological perspective, to the nearby Salt Creek field, which is currently benefiting from a successful CO2 injection program by the Anadarko Petroleum Corporation.

In related news, the Company has filed to change its name to Ameriwest Energy Corp., which best reflects management's current strategic outlook and planned shift towards the US domestic energy sector.

The company is pleased to announce the appointment, effective August 24th, 2007, of Mr. Chris D. Wright to the Board in the capacity of President. Mr. Wright has over 20 years experience in finance and administrative management in both private and public companies. In 1995, he founded Velvet Exploration Ltd., an oil and gas company based in Calgary, Alberta, Canada, which later traded on the Toronto Stock Exchange. Mr. Wright served as the chairman of Velvet Exploration until it was sold to El Paso Corporation in June 2001 for Cdn. $432 million. Since 1997, Mr. Wright has been the president and CEO of First Merit Group Ltd., a private venture capital and investment firm. Mr. Wright received a law degree from the University of Victoria in 1986 and a bachelor's degree from the University of Alberta in 1981.

Full details of the acquisition and appointment can be found in South Sea's report on Form 8K to be filed with the Securities and Exchange Commission ("SEC") on August 27, 2007.

Forward-Looking Statements

Except for statements of historical fact, the information presented herein may contain forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which South Sea Energy Corp. or any affiliates, has little or no control.

On Behalf of the Board
South Sea Energy Corp.

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Dennis Mee

Investor Relations Contact
Great Northwest Investor Relations, Inc.
1-888-697-4712
Source: Market Wire (August 27, 2007 - 8:24 AM EST)

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